Exhibit 10.1

AMENDMENT
TO
EMPLOYMENT AGREEMENT

        This Amendment is made as of July 16, 2002, by and between Michaels Management Services, LP, a Texas limited partnership (the "Company"), and R. Michael Rouleau ("Executive").

        WHEREAS, Michaels Stores, Inc., a Delaware corporation and the ultimate parent of the Company ("Michaels"), and Executive entered into an Employment Agreement dated as of March 20, 2001 (the "Agreement"); and

        WHEREAS, on December 21, 2001, Michaels assigned the Agreement to the Company, and Executive consented to such assignment; and

        WHEREAS, the Company and Executive wish to amend the Agreement as set forth below.

        NOW, THEREFORE, the parties agree as follows:

        1.    Paragraph 1(d) of the Agreement is amended in its entirety to read as follows:

          (d)    Termination; Severance Pay.    The term of this Agreement will terminate upon the first to occur of (i) January 31, 2006, (ii) Executive's death or permanent disability (as determined by the Board of Directors in its good faith judgment) or (iii) the date on which the Company's Board of Directors terminates Executive's employment for Cause (as defined below). In the event that the Company shall terminate Executive's employment prior to January 31, 2006, otherwise than pursuant to clause (ii) or (iii) above, the Company shall pay severance pay to Executive by continuing the Base Salary, as well as all additional benefits described in Paragraph 1(b) and in effect at the time of such termination (other than medical, dental and vision benefits, which will be provided only on the terms set forth in Paragraph 1(e)), until January 31, 2006, and by paying Executive a prorated bonus for the fiscal year of the Company in which such termination occurs, if Executive would have earned any bonus under the Company's bonus plan for such fiscal year. Such payments of Base Salary shall be made in bi-weekly installments, and such prorated bonus, if any, shall be paid when bonuses for such fiscal year are paid to Company employees in the ordinary course of business. For purposes of this Agreement, "Cause" shall mean by determination of the Company's Board of Directors in its good faith judgment that Executive has: (1) knowingly committed gross misconduct in the performance of his duties, (2) knowingly committed gross negligence or gross nonfeasance in the performance of his duties, (3) committed an act of financial dishonesty against the Company or any of its subsidiaries, parents or affiliates, or (4) committed any felony involving moral turpitude.

          In the event this Agreement is terminated at any time and for any reason (i) any unvested portion of Executive's 401(k) savings plan interest will automatically accelerate and become immediately 100% vested on the date of such termination or, if such accelerated vesting is not permitted by any law, regulation or governmental ruling applicable to the 401(k) savings plan, the Company will pay to Executive the value of his unvested interest in the 401(k) savings plan; (ii) Executive will have the option to purchase the Company-paid automobile in his possession at the depreciated book value of said automobile; and (iii) Executive will automatically become the owner of his Company-paid whole life insurance policy.

        2.    Paragraph 1 of the Agreement is amended by the addition of the following subparagraphs:

          (e)    Medical Benefits after Termination of Employment.    If, at or before the termination of this Agreement (including any extensions of the term of this Agreement), Executive retires from the Company or his employment is terminated by the Company without Cause or his employment terminates by reason of permanent disability (within the meaning of that term under Paragraph 1(d)), Executive and his current spouse will continue to participate in the Michaels Stores, Inc. Medical, Dental and Vision Care Plan (the "Plan") on the same basis as that available from time to time to senior executive officers of the Company and their eligible dependents, except as otherwise provided in this Paragraph 1(e). When Executive or his spouse becomes eligible for Medicare, post-termination benefits provided under the Plan will be coordinated with Medicare coverage as if Executive or his spouse, as applicable, had applied for and were receiving benefits under both Medicare Part A and Medicare Part B, with Medicare providing primary coverage and the Plan providing secondary or supplemental coverage. Post-termination benefits will be provided under the Plan to Executive until the earlier of his death or the date he becomes entitled to medical benefits from another employer and will be provided to Executive's spouse until the earliest of her death, Executive's death, the date she becomes entitled to medical benefits from another employer or the date she no longer qualifies as an eligible dependent under the Plan; provided, however, that if Executive's spouse is receiving post-termination benefits under the Plan at the time of Executive's death but has not attained age 65, such post-termination benefits will continue to be provided to Executive's spouse until her 65th birthday. The Company will bear the full cost of post-termination benefits provided to Executive and his spouse under the Plan (other than the cost of Medicare premiums). If the Plan is unable to provide Executive and his spouse with the post-termination coverage provided in this Paragraph 1(e), the Company will purchase health insurance for Executive and his spouse that provides, to the extent practicable, reasonably comparable benefits. Notwithstanding the foregoing provisions, neither Executive nor his spouse will be entitled to the benefits provided by this Paragraph 1(e) in the event the Company terminates Executive's employment for Cause.

          If, at or before the termination of this Agreement (including any extensions of the term of this Agreement), Executive's employment terminates by reason of his death, Executive's current spouse will continue to participate in the Plan on the same basis described in the preceding paragraph of this Paragraph 1(e) as if Executive's death had occurred after his retirement from the Company.

          (f)    Stock Options.    In the event this Agreement is terminated at any time and for any reason, each outstanding option to purchase common stock of the Company held by Executive at such termination will become 100% vested and exercisable and (provided that Executive's employment has not been terminated for Cause) will expire, notwithstanding the stated expiration date of such option, one day prior to the fifth anniversary of such termination. In the event of any conflict between the terms of this Paragraph 1(f) and the terms contained in any document evidencing any such option, the terms of this Paragraph 1(f) will control.

        3.    The address for delivering notices to the Company under Paragraph 4 of the Agreement is amended to read as follows:

  To the Company:

  Michaels Management Services, LP.
  8000 Bent Branch Drive
  Irving, Texas 75063

  Attention: Senior Vice President, Human Resources

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MICHAELS MANAGEMENT SERVICES, LP
By:	MICHAELS GP, INC., Its General Partner
By:	/s/ CHARLES J. WYLY, JR. Name: Charles J. Wyly, Jr. Title: Chairman
/s/ R. MICHAEL ROULEAU R. Michael Rouleau

CONSENT OF MICHAELS STORES, INC.

        Michaels Stores, Inc., a Delaware corporation, as guarantor of the Company's obligations to Executive under the Agreement and as sponsor of the Plan, consents and agrees to the terms of the foregoing Amendment to Employment Agreement.

MICHAELS STORES, INC.
By:	/s/ CHARLES J. WYLY, JR. Name: Charles J. Wyly, Jr. Title: Chairman